Dennis J. Lisack

Memorandum

To:	**Lindsay Gorrill, JayHawk Energy Inc.** **David Kahn, DK True Energy Development Limited**
From:	**Dennis J. Lisack, WHL Energy Midcon, LLC Managing Member**
Date:	**December 11, 2009**
Topic:	**Revision to Agreement Revision**

DK True Energy Development (DKTED) and JayHawk Energy, Inc. executed an Agreement in August 2009 regarding the Kansas properties owned by JayHawk Energy and commonly referred to as Girard/Uniontown.

On or about November 2, 2009 a Revision to that Agreement was agreed to by both parties whereby some of the financial terms were altered, the Uniontown block was removed as a party to the agreement, and the AMI reduced essentially to the existing block of Girard leases plus any further leases requiring access to the pipeline.

One material change has since occurred: DKTED has brought in a partner and the new entity under which activities involving the Girard block will be conducted is: WHL Energy Midcon, LLC.

Therefore, it is hereby acknowledged and agreed by both parties that all future actions, past responsibilities, and current and future benefits with respect to the original and revised agreement are assigned to WHL Energy Midcon, LLC from DK True Energy Development.

A second practical issue has arisen with respect to the Revised Agreement.

In Para #3 of the revision, DKTED (now WHL Midcon) was to become the Operator of Record of the Girard block subsequent to the 42.5% WI having been earned.

After spending a documented $200,000 on the project, however, an option to acquire a second 42.5% WI will be earned, which WHL Energy Midcon may or may not exercise. If WHL Energy Midcon fails to exercise the option within 9-months, then its original 42.5% WI will fall to a 35% WI and JayHawk is required to take over once again as the Operator of Record (see Para #5 of the Revised Agreement). This possibility, while remote, opens the door to the possibility of changing operators over a short period of time with all the attendant practical problems related to being the Operator of Record – such as well bonding, insurance, etc.

Therefore, it is hereby agreed by all parties that JayHawk Energy will remain the Operator of Record until such time that WHL Energy Midcon earns and exercises its option to acquire a second 42.5%; and that WHL Energy Midcon, in addition to paying

all the operating costs associated with the project as called for in both the original and revised agreements hereby agrees to compensate JayHawk Energy in the amount of $650/month as its estimated pro-rata share of insurance costs until WHL Energy Midcon takes over as the Operator of Record.

This Revision to the Revised Agreement may be executed in counterpart. Each party shall be entitled to hold a counterpart bearing an original signature (scanned signatures are accepted) of the other party,

Agreed to this 11th day of December 2009 by:

Lindsay Gorrill, for JayHawk Energy Inc.

David Kahn, for DK True Energy Development Limited

Dennis J. Lisack, for WHL Energy Midcon, LLCs